Exhibit 10.2

ADDITIONAL BENEFITS PLAN OF

DEL MONTE CORPORATION

As Amended and Restated Effective as of January 1, 2009

ADDITIONAL BENEFITS PLAN OF

DEL MONTE CORPORATION

INDEX

Section 1	PURPOSE OF PLAN	1
Section 2	DEFINITIONS	1
2.1	“Administrator or Plan Administrator”	1
2.2	“AIP”	1
2.3	“Additional Benefit”	2
2.4	“Board of Directors”	2
2.5	“Claimant”	2
2.6	“Code”	2
2.7	“Committee”	2
2.8	“Compensation”	2
2.9	“Corporation”	3
2.10	“Covered Individual”	3
2.11	“Defined Benefit Plan”	3
2.12	“Effective Date”	3
2.13	“Eligibility Date”	3
2.14	“Eligible Individual”	3
2.15	“Employee”	4
2.16	“EBC”	4
2.17	“Individual Account Plan”	4
2.18	“Interest Factor”	4
2.19	“Participating Company”	4
2.20	“Plan”	4
2.21	“Plan Administrator”	4
2.22	“Prior Plan”	4
2.23	“Savings Compensation”	4
2.24	“Spinco Employee”	4
2.25	“Specified Employee”	5
2.26	“Termination of Employment”	5
Section 3	PROVISIONS APPLICABLE TO DEFINED BENEFIT PLANS	5
3.1	Eligibility	5
3.2	Amount of Benefits	5
3.3	Form of Benefit Payments	6
3.4	Timing of Benefit Payment	7
Section 4	PROVISIONS APPLICABLE TO INDIVIDUAL ACCOUNT PLANS	7
4.1	Eligibility	7
4.2	Amount of Additional Benefits	7
4.3	Form of Additional Benefits	8
4.4	Additional Benefits Election	8
4.5	No Withdrawals	9
4.6	Accounting	9
Section 5	AMENDMENT AND TERMINATION	9
5.1	Amendment	9
5.2	Right to Terminate	10
Section 6	ADMINISTRATION AND AUTHORITY	10
6.1	Corporation and Board of Directors	10

6.2	Committee; Organization	11
6.3	Powers and Responsibility	11
6.4	Records of Committee	13
6.5	Reporting and Disclosure	14
6.6	Correction of the Plan	14
6.7	Indemnification	14
6.8	Interpretation of Plan	14
Section 7	CLAIMS PROCEDURES	14
7.1	Filing of a claim for benefits	14
7.2	Notification to Claimant of decision	15
7.3	Procedure for review	15
7.4	Decision on review	15
7.5	Action by authorized representative of Claimant	16
7.6	Effect of Extensions	16
Section 8	MISCELLANEOUS	16
8.1	Assignment	16
8.2	Governing Law	16
8.3	Plan Independent of Employment Relationship	16
8.4	Non-Duplication of Benefit	16
8.5	Unfunded Plan	17
8.6	Receipt and Release for Payment	17
8.7	Acceleration of Payment	17
8.8	Special Rules for Delayed Payment	18
Section 9	PRIOR BENEFITS	18
9.1	Benefits Prior to Effective Date	18
9.2	Protected Benefits	19

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ADDITIONAL BENEFITS PLAN OF

DEL MONTE CORPORATION

Effective as of January 1, 2009, as amended and restated

Section	1 PURPOSE OF PLAN

This Plan is adopted principally for the purpose of restoring benefit payments to those Covered Individuals under each Defined Benefit Plan and those Eligible Individuals under each Individual Account Plan whose benefits would otherwise be reduced by the limitations imposed by Section 401(a)(17), Section 415 or any other applicable section of the Code. In addition, for certain individuals, the Plan restores the benefit otherwise not provided under the qualified defined benefit pension plan on account of any annual incentive award or salary deferred until Termination of Employment.

The Plan was first effective as of January 1, 1990 and restated in 1996. This restated plan is a continuation of the Plan effective as of December 20, 2002 and reflects the merger of the Supplemental Benefits Plan of Del Monte Corporation (“SUPP”) into this Plan effective as of January 1, 2005. The benefits of Covered Individuals and Eligible Individuals who commenced Plan benefits or who terminated employment with the Corporation prior to December 20, 2002 are provided under the terms of the Plan prior to December 20, 2002. The benefits of Covered Individuals who commenced benefits under the SUPP or who terminated employment with the Corporation prior to January 1, 2005 are provided under the terms of the SUPP prior to January 1, 2005 and are paid under this Plan from and after January 1, 2005 as “grandfathered” benefits. The benefits of Covered Individuals and Eligible Individuals who Terminated Service prior to January 1, 2009 and after December 31, 2004 are provided under the terms of the Plan in effect as of January 1, 2005, as amended and as administered in good faith compliance with Code Section 409A during the transition period under that law. This restated plan document makes final changes for compliance with Code Section 409A. It also removes references to Defined Benefit Plan A because there are no active Participants with a Defined Benefit Plan A benefit as of January 1, 2009.

This Plan also intends to comply with the American Jobs Creation Act of 2004 and Section 409A of the Code as of January 1, 2009, subject to amendment to comply with regulations and guidance issued thereunder from time to time. For purposes of Treas. Reg. § 1.409A-1(c)(2), this Plan may be regarded as two or more plans.

Section	2 DEFINITIONS

When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context.

2.1 “Administrator or Plan Administrator” means the administrator set forth in Section 6.3.

2.2 “AIP” means the Del Monte Annual Incentive Plan or any successor bonus plan providing annual bonus awards, or any predecessor incentive award plan of the Corporation or any predecessor.

2.3 “Additional Benefit” means the benefit or benefits payable under Section 4 of this Plan.

2.4 “Board of Directors” means the Board of Directors of Del Monte Corporation.

2.5 “Claimant” shall have the definition set forth in Section 7.1.

2.6 “Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

2.7 “Committee” means the Del Monte Corporation Compensation and Employee Benefits Committee.

2.8 “Compensation” means the basic salary, overtime, shift differential, commissions, sales bonuses paid in cash, and Annual Incentive Award Plan bonus not deferred by a Participant, plus amounts deferred under qualified cash or deferred arrangements, such as before-tax contributions to plans sponsored by the Employer through employee benefit plans maintained under Code Sections 401(k) and 125. Compensation is determined monthly when and as paid, or when deferred under Section 401(k) or Section 125 employee benefit plans. Compensation does not include awards under the Employer’s long term incentive or commendation award program plans, any amounts realized on account of the award, exercise or sale of Del Monte Foods Company stock or its equivalent under Corporation compensation or incentive programs involving a stock-related award; Employer contributions (other than contributions on account of employee elections to defer salary under Code Sections 401(k) or 125 or 132(f)) under any employee benefit plan, including any savings plan, bonus or other awards payment of which has been deferred, severance payments unless made in the form of salary continuation and prior to the date of termination of employment, moving expenses, housing differential, lump sum vacation payments in lieu of taking vacation, and any amounts of additional W-2 income representing taxable employee benefits and corresponding Corporation payments of additional withholding on taxable employee benefits (commonly referred to as “grossed up compensation”). Further, Compensation does not include any “change in control bonus” as determined under any Corporation or Affiliated Company sponsored Salary and Benefit Continuation Program or any bonus described as a “stay-on bonus” that is authorized by the Corporation or any affiliated company. Effective as of November 1, 1993, Compensation includes single sum amounts paid and designated under the Corporation’s salary administration policy as lump sum adjustments to salary. For purposes of this Section, amounts under Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage, effective as of January 1, 2003; further, an amount will be treated as an amount under Code Section 125 only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan. Compensation does not include any allowance for perquisites or automobiles which are considered part of W-2 income representing taxable employee benefits.

2.9 “Corporation” means Del Monte Corporation in respect of its employees, each Participating Company in respect of its employees, and any successor to any of said companies if such successor be the Corporation or an Affiliated Company.

2.10 “Covered Individual” means each individual who becomes entitled to payment of a benefit under a Defined Benefit Plan by reason of death, retirement or other Termination of Employment of an Employee, including a Participant, his or her Surviving Spouse or Beneficiary which benefit is subject to reductions that can be restored under Section 3 of this Plan and which benefit is not provided or replaced under the terms of a written agreement between the Employee and the Corporation providing such benefits in lieu of this Plan. A Covered Individual does not include a Spinco Employee from the December 20, 2002 until January 1, 2005.

2.11 “Defined Benefit Plan” means the Del Monte Corporation Retirement Plan for Salaried Employees and any other defined benefit retirement plan which principally uses a career compensation formula or cash balance plan formula based on a personal retirement account and is intended to qualify under Section 401(a) of the Code and has been adopted by the Corporation or a Participating Company.

2.12 “Effective Date” means January 1, 2009 with respect to the provisions set forth in this Plan, except as otherwise set forth herein.

2.13 “Eligibility Date” means determining when an Eligible Individual is first eligible to participate in the Plan under Section 4, which is when an employee of the Corporation:

(a) is eligible to participate in the Individual Account Plan whether or not the individual has elected to participate in the Individual Account Plan, and

(b) has met the service requirements of the Individual Account Plan to be fully vested in the employer matching contributions, whether or not the individual has actually participated in the Individual Account Plan, and

(c) when the Savings Compensation, recognized for purposes of the Individual Account Plan, is first limited by Section 401(a)(17) of the Code or would be limited if the individual participated in the Individual Account Plan, in the Plan Year. For purposes of this sub-Section 2.13(c),Savings Compensation is first limited on the last day of the payroll period during which an Eligible Individual’s Savings Compensation first exceeds the annual limitations imposed by Section 401(a)(17) of the Code or, if earlier, the November 15 of a Plan Year in which the Plan Administrator determines that an Eligible Individual’s Savings Compensation is likely to exceed such limitations by the end of the Plan Year.

2.14 “Eligible Individual” means a participant in an Individual Account Plan, or any individual who is eligible to be a participant in an Individual Account Plan, who has had an Eligibility Date and whose benefit in addition to that provided by the Individual Account Plan is not provided under the terms of a written agreement between the Employee and the Corporation providing such benefits in lieu of this Plan. An Eligible Individual does not include a Spinco Employee from December 20, 2002 until January 1, 2005.

2.15 “Employee” means an individual who is an employee of the Corporation or a Participating Company and who is covered by or eligible to participate in a Defined Benefit Plan or an Individual Account Plan.

2.16 “EBC” shall mean the Del Monte Corporation Employee Benefits Committee.

2.17 “Individual Account Plan” means the Del Monte Savings Plan, the Del Monte Saver Plan (formerly the Del Monte Certain Hourly Savings Plan), and any other individual account savings plan intended to qualify under Section 401(a) of the Code and adopted by the Corporation or a Participating Company.

2.18 “Interest Factor” means, for a given month from and after January 1, 2009, the sum of (i) the annual rate of the 6-month Treasury bill for that given month, plus (ii) 1.5%, that sum (iii) divided by 12 to produce a monthly rate as of the first day of such given month. The 6-month Treasury bill rate for a given calendar month will be determined based on the rate published in the Federal Reserve Bulletin H.15 in the immediately preceding month as the rate for 6-month Treasury bills for the second preceding month.

2.19 “Participating Company” means any domestic company more than 50% of the voting stock of which is directly or indirectly owned by Del Monte Corporation which is designated as a Participating Company in this Plan by the Committee.

2.20 “Plan” means the Additional Benefits Plan of Del Monte Corporation, as set forth herein or as may be hereafter amended.

2.21 “Plan Administrator” means the Committee serving as “administrator” within the meaning of Section 3(16) of ERISA.

2.22 “Prior Plan” means the Additional Benefits Plan of RJR Nabisco, Inc. and Participating Companies as of December 31, 1989 which is intended as a predecessor plan of the Plan and for which prior benefits and elections were recognized under this Plan from and after January 1, 1990.

2.23 “Savings Compensation” means Compensation as determined under Section 2.8 and as adjusted by eliminating bonus or incentive compensation of any form, whether paid or deferred in any year; and commissions.

2.24 “Spinco Employee” means an individual who is an employee of a Corporation business unit that was included in the group of former Heinz businesses that became part of Del Monte Corporation as a result of the Merger under the Agreement and Plan of Merger dated as of June 12, 2002 among H. J. Heinz Company, SKF Foods Inc., Del Monte Corporation and Del Monte Foods Company and who participates, or is eligible to participate, in the qualified plans provided for employees at such locations prior to January 1, 2004 unless the individual becomes eligible to participate in the plan specifically identified in Section 2.11 of this Plan or is eligible to participate in the plans identified in Section 2.16 of this Plan as a “SF Employee”, as defined in such plan. As of January 1, 2004, a Spinco Employee means an employee who is a “PA Employee”, as defined in the Del Monte Savings Plan.

2.25 “Specified Employee” means a Participant who is a “key employee” as defined for purposes of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code), of the Corporation or its Affiliates. If a person is a Specified Employee as of December 31 of the preceding Plan Year, he or she is treated as a Specified Employee for the 12-month period beginning on April 1 of the Plan Year. For purposes of this Section 2.24, the term “compensation” will be defined in accordance with Code Reg. §1.409A-1(i)(2), applied on a consistent basis for each period. Whether an individual is a Specified Employee will be determined in accordance with the requirements of Code Section 409A and the final regulations issued thereunder and is only applicable for period when the Corporation or any Affiliate has stock that is publicly traded on an established securities market or otherwise in accordance with Code Reg. § 1.409A-1(i).

2.26 “Termination of Employment” shall mean the ceasing of employment with the Corporation and any Affiliate, voluntarily or involuntarily, for any reason and shall be a separation from service within the meaning of Code Reg. § 1.409A-1(h). Termination of Employment includes death, except as otherwise provided herein.

Section	3 PROVISIONS APPLICABLE TO DEFINED BENEFIT PLANS

3.1 Eligibility.

All Employees from and after the Effective Date who participate in a Defined Benefit Plan are eligible to receive benefits under this Plan computed in accordance with Section 3.2 upon Termination of Employment; provided that no benefit is payable under this Plan unless the Employee is fully vested in his or her benefit under such Defined Benefit Plan.

3.2 Amount of Benefits.

(a) Excess Benefit The amount of the benefit payable under the Plan to a Covered Individual shall be the difference, each expressed as a Credit Balance, of (1) the benefit that would be provided to such Covered Individual under the Defined Benefit Plan if such benefit were calculated under the terms of the Defined Benefit Plan without application of certain legal limitations, as set forth in subsection (b) below; minus (2) the benefit actually payable to such Covered Individual from such Defined Benefit Plan. The benefit is determined as of a Participant’s Termination of Employment for any reason.

(b) For purposes of determining the amount in (a)(1) above, the following shall apply:

(1)	Compensation under such Defined Benefit Plan shall be determined without regard to the limits imposed by Section 401(a)(17) of the Code.

(2)	The limitations imposed by Section 415 of the Code shall be disregarded.

(c) In the event a Covered Individual’s benefits payable from a Defined Benefit Plan are increased subsequent to retirement or other Termination of Employment due to an increase in the maximum benefits payable under Section 415 of the Code, the benefits payable hereunder, will not be adjusted or reduced.

(d) Additional Benefit In addition to the benefit determined under Section 3.2(a), a lump sum benefit determined as follows may be provided to a Covered Individual who participates in the Defined Benefit Plan and who has deferred any Annual Incentive Plan Bonus(es); provided that if a Covered Individual becomes eligible for a payment under the Corporation’s Supplemental Executive Retirement Plan (SERP), any benefit under this subsection (d) shall be forfeited as it will be included in the SERP benefit. The benefit is the difference, expressed in the form of a Credit Balance between (1) the benefit that would be provided to such Covered Individual under the Defined Benefit Plan if such benefit were calculated under the terms of the Defined Benefit Plan without application of the legal limitations set forth in Section 3.1(b) and based on Full Compensation, as set forth in subsection (e) below; minus (2) the benefit that would be provided to such Covered Individual under the Defined Benefit Plan if such benefit were calculated under the terms of the Defined Benefit Plan without application of the legal limitations set forth in Section 3.1(b) but using Compensation as defined in Section 2.8.

(e) For purposes of determining the benefit under Section 3.2(d), Full Compensation shall mean Compensation that includes, as applicable, for any Annual Incentive Plan bonus awarded to a Participant and deferred in whole or in part, such amount credited in the Plan Year that awards are paid generally to employees who have not deferred any bonus amount.

3.3 Form of Benefit Payments.

(a) After the benefit has been determined under Section 3.2, it will be paid to a Covered Individual in the form of a lump sum equal to the Credit Balance determined under Section 3.2 as of the Participant’s date of Termination of Employment.

(b) After January 1, 2005 and prior to January 1, 2008, the benefit was paid in the same form as the benefit paid to a Covered Individual under the Defined Benefit Plan and with an Annuity Starting Date prior to January 1, 2008 in reliance on the transition guidance under Code Section 409A.

3.4 Timing of Benefit Payment.

The benefit under this Plan is payable in the seventh (7th) full calendar month following the Employee’s Termination of Employment. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

Section	4 PROVISIONS APPLICABLE TO INDIVIDUAL ACCOUNT PLANS

4.1 Eligibility.

All Eligible Individuals on or after the Effective Date are eligible to receive Additional Benefits under this Plan computed in accordance with Section 4.2; provided, that no benefit may be paid unless the Eligible Individual is fully Vested, as defined in Section 4.2 or would be fully Vested if the Eligible Individual were participating in an Individual Account Plan.

4.2 Amount of Additional Benefits.

(a) The Amount of the Additional Benefit, if any, shall be equal to (1) the amount by which the Savings Compensation of the Eligible Individual (as if the Eligible Individual had enrolled in the Individual Account Plan when first eligible) exceeds the limitations imposed by Section 401(a)(17) of the Code, multiplied by (2) the maximum percentage of Savings Compensation, for that Plan Year, which is subject to Corporation matching contribution upon the deferral or contribution to the underlying Individual Account Plan by a participant in such plan and multiplied by (3) the maximum percentage of Corporation matching contributions, for that Plan Year, in the underlying Individual Account Plan plus (4) an amount equal to interest as calculated under Section 4.6(b) applied to the foregoing amount for the period when the Eligible Individual’s Savings Compensation recognized under the Individual Account Plan exceeds the limitations under Section 401(a)(17) of the Code. The amount of the Additional Benefit is determined and awarded as of December 31 of each year for that calendar year; provided, that (i) no amount is determined for a calendar year during which the Eligible Individual is not fully Vested, or would not be fully Vested if participating in the Individual Account Plan, in the Corporation Matching Contributions in the underlying Individual Account Plan (such full vesting being referred to herein as “Vested”), (ii) the amount of the Additional Benefit for an Eligible Individual who first becomes Vested during a calendar year shall be determined as of December 31 of that calendar year for that calendar year and any preceding calendar year during which the person was eligible to participate in an Individual Account and was not vested, and shall be paid no later than March 15 of the immediately following calendar year, and (iii) the amount of the Additional Benefit for an Eligible Individual who dies, retires or otherwise has a Termination of Employment during a calendar year shall be determined as of the December 31 that is coincident with or in the calendar year of such Termination of Employment, and (iv) effective as of January 1, 2002, no amount of the Additional Benefit for an Eligible Individual will include any amount of “catch-up contribution” as defined under the Individual Account Plan.

(b) In addition, if any Eligible Individual had an Additional Benefit deferred under the Prior Plan as of December 31, 1989, such Additional Benefit shall be credited to an account maintained solely on the books of the Corporation for such purpose and shall be treated as if such Additional Benefit had been deferred under this Plan from and after January 1, 1990.

4.3 Form of Additional Benefits.

Subject to earlier payment under Section 4.4, any benefit payable under Section 4.2 of this Plan shall be distributed in the form of a lump sum cash payment in the later of (a) the January of the calendar year immediately following the calendar year in which an Eligible Individual dies, retires, otherwise has a Termination of Employment or is disabled within the meaning of Section 409A of the Code and the regulations thereunder, or (b) the seventh (7th) month following the Participant’s Termination of Employment, other than death.

4.4 Additional Benefits Election.

(a) Every year for which it is determined that an Eligible Individual is entitled to an Additional Benefit described in Section 4.2, such Eligible Individual shall elect the manner in which such benefits are to be treated. The Committee may accept any such election conditioned on the Eligible Individual actually earning eligible compensation in excess of the limits of Code Section 401(a)(17).

(b) An Eligible Individual shall elect either to receive such Additional Benefit in cash in the calendar year following the year in which an Additional Benefit is determined and awarded under Section 4.2(a) or to have such Additional Benefit deferred and become payable under this Plan upon Termination of Employment, retirement, death or disability as provided in Section 4.3.

(c) If an Eligible Individual entitled to make such an election fails to make such election, receipt of the Additional Benefit shall become payable under this Plan in cash lump sum after the end of the calendar year in which an Additional Benefit is determined and awarded under Section 4.2(a) and paid by March 15 of the immediately following calendar year or such earlier date specified by the Committee. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

(d) Any election made pursuant to Section 4.4(b) shall be made in writing and filed with the Administrator no later than the end of the calendar year preceding the calendar year in which an Additional Benefit is determined and awarded under Section 4.2(a); provided that for periods on and after January 1, 2005, such election will otherwise comply with Section 409A of the Code and regulations thereunder. For each calendar year, any election to defer an Additional Benefit shall be treated as and accounted for as a separately elected amount for which the time and form of payment may be established separately from each other year’s election. Notwithstanding the foregoing, if the Committee determines that an individual may first become an Eligible Individual during a calendar year, the Committee may accept an individual’s election at any time prior to the individual’s Eligibility Date, conditioned on the individual actually attaining an Eligibility Date, in accordance with rules established by the Committee.

4.5 No Withdrawals.

Any credited amounts, as specified in paragraph 4.6(b), which have not been designated by a prior Eligible Individual election to be distributed in the following year, may not be withdrawn from this Plan while the Eligible Individual is actively employed by the Corporation or any affiliated company.

4.6 Accounting.

(a) An amount equal to the Additional Benefit as determined under Section 4.2 will be credited to an account maintained for such purpose on the books of the Corporation.

(b) Interest will be credited at a monthly rate equal to the rate of return reported by the Individual Account Plan for the Managed Income Portfolio II (or its equivalent if fund options under the Individual Account Plan change) for the calendar month for which interest is to be credited or for the calendar month for which the most recent rate is available if the current month’s rate is not available at the date interest is determined. If the Eligible Individual has elected to defer receipt of the Additional Benefit, the account will be credited annually as of December 31 for the year ended December 31 with interest using the balance of the account as of January 1 of such calendar year. For the Additional Benefit, if any, of any Eligible Individual for a calendar year, interest will be credited by applying interest to the portion of the Additional Benefit that would have been allocated to an account in the Individual Account Plan if the applicable limitations did not apply. If the Eligible Individual has elected to receive the Additional Benefit in cash in the following year, interest shall be credited on the Additional Benefit through the calendar year for which such Additional Benefit is awarded.

Section	5 AMENDMENT AND TERMINATION

5.1 Amendment. The Board of Directors may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease the vested portion of a Participant’s accrued benefit or account balance, as the case may be, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did have a Termination of Employment or incurred a disability on or before the effective date of such amendment or modification to receive benefits in the manner designated.

5.2 Right to Terminate. The Board of Directors reserves the right to terminate the Plan at any time. The Board of Directors has the right to terminate or suspend any future benefit accrual. The Board of Directors in its sole discretion has the right to unilaterally terminate this Plan and provide for accelerated payment of benefits that may be vested hereunder to the extent permitted under Code Section 409A, including:

(a) within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(1)	the calendar year in which the Plan terminates under this subsection;

(2)	the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	the first calendar year in which the payment is administratively practicable.

(b) within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Reg. Section 1.409A-3(i)(5)); provided that all substantially similar arrangements for the Participant are also terminated; or

(c) at any time if all arrangements that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) are terminated and liquidated and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination and all payments are made within twenty-four (24) months of the date the Board of Directors takes all necessary action to irrevocably terminate and liquidate the Plan (the “Termination Date”) and no new arrangement that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) is adopted within three (3) years following the Termination Date; or

(d) at such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section	6 ADMINISTRATION AND AUTHORITY

6.1 Corporation and Board of Directors.

(a) General Responsibilities: The Corporation, as Plan Sponsor acting by its Board of Directors, shall have the following authority and responsibilities:

(1)	to establish, amend and modify the Plan and its plan design;

(2)	to terminate the Plan, in whole or in part;

(3)	to merge, spin-off, or otherwise combine the Plan with any other plan of the Corporation and its affiliated companies or in connection with any acquisition or disposition of Corporation business, to the extent permitted by law;

(4)	to determine the amount, level and timing of Corporation contributions to the Plan, if any; and

(5)	to exercise all other authority and responsibility of a plan sponsor generally.

(b) Other Responsibilities. The Corporation, acting by its Board of Directors, also has the following responsibility with respect to the Plan to appoint the members of the Committee and to monitor its performance.

(c) Authority of Participating Companies. Notwithstanding anything herein to the contrary, and in addition to the authority and responsibilities specifically given to any participating company in the Plan, the Corporation, in its sole discretion, may grant Participating Companies such authority and charge them with such responsibilities as the Corporation deems appropriate.

6.2 Committee; Organization.

(a) The Committee as Administrator shall conduct its business in accordance with rules and procedures it has established and in accordance with the directions of the Board of Directors. Its members shall serve as such without compensation.

(b) In addition to those powers set forth elsewhere in the Plan, the Committee may appoint such agents, who need not be members of such Committee, as it may deem necessary for the effective performance of its duties and may delegate to such agents such of its powers and duties, whether ministerial or interpretive, as the Committee may deem expedient or appropriate. The compensation of such agents who are not full-time employees of a participating company shall be fixed by the Committee. Any such person may resign by delivering a written resignation to the Board of Directors or will be deemed to have resigned upon Termination of Employment with all participating companies or upon transfer to a position which has no relation to the responsibilities and duties delegated by the Board of Directors. Vacancies created by any reason may be filled by the Board of Directors or the assigned responsibilities may be reabsorbed or redelegated by the Board of Directors.

6.3 Powers and Responsibility.

This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan, consistent with the Committee’s Charter. The EBC shall have the authority to make any legal or administrative amendments to the Plan consistent with the EBC Charter. The Committee shall have the following duties and responsibilities, without limiting such duties and responsibilities under Section 3(16) of ERISA, with respect to the Plan as a “Benefit Plan”, which includes all qualified and non-qualified employee benefit plans and welfare benefit plans of the Corporation:

(a) to act as the Plan Administrator, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for each Benefit Plan and, as such, to be the named fiduciary for each ERISA plan;

(b) to amend or modify any Benefit Plan or to undertake any correction of terms or actions regarding a Benefit Plan that may not have been in compliance, to bring the Benefit Plan into compliance with applicable law, including statutes, regulations, administrative pronouncements or judicial decisions;

(c) to cause the filing of all tax returns and other filings required by any government agency with respect to each Benefit Plan, to cause any communications to participants and beneficiaries required by law to be made, to cause applicable fiduciary bonding to be obtained, and to direct legal compliance of each Benefit Plan generally;

(d) to determine the eligibility for and benefits delivered under each Benefit Plan, and in connection therewith, to interpret the terms of each Benefit Plan, and to establish, revise and monitor procedures for determination of claims for benefits, and to make the final decision under any such claims procedure, unless otherwise duly delegated to another person or body;

(e) to engage service providers for any Benefit Plan, including, actuaries, accountants, insurance carriers, recordkeepers, third party administrators, consultants and other professionals;

(f) to modify, amend, terminate, merge or otherwise administer any Benefit Plan to comply with and carry out the terms and conditions of any written contract or agreement of sale or acquisition, duly authorized by the Board of Directors, of the Corporation or any subsidiary, division, line of business or other portion of the assets of the Corporation;

(g) to implement any decision of the Board of Directors to establish, modify or amend any Benefit Plan;

(h) to implement any decision of the Board of Directors to merge or transfer assets and liabilities with any other existing or newly established Corporation-sponsored Benefit Plan;

(i) to implement any decision of the Board of Directors to terminate any Benefit Plan, in whole or in part;

(j) to cause the appropriate data to be maintained with respect to each Benefit Plan and to cause such data to be provided to and obtained from each administrator, recordkeeper, service provider, trustee or other party administering such Benefit Plan;

(k) to advise the Board of Directors with respect to changes in the Benefit Plans, establishment of any new Benefit Plan, decreases or increases to benefits, including the overall level of coverage or benefits, the benefit forms or options, the level of participant contribution rates, the Corporation’s contributions or funding for any Benefit Plan, as necessary or appropriate;

(l) to report periodically to, and as requested by, the Board of Directors with respect to significant developments concerning the Benefit Plans and employee benefits generally;

(m) to act as the named investment fiduciary for each of the Benefit Plans for which some or all of the benefit obligation is funded through a trust or other investment vehicle separate from the general assets of the Corporation (the “Funded Plans”) and to appoint investment managers for the Funded Plans, as appropriate;

(n) to establish investment guidelines for any Funded Plans consistent with the legal responsibilities under ERISA, including diversification of investments and, as appropriate, compliance with ERISA section 404(c) as amended and the investment options available to participants in a Benefit Plan;

(o) to monitor the performance of the trustee, investment managers and other investment fiduciaries of any Funded Plan;

(p) to adopt and change, as needed, actuarial assumptions and rates as may be required to determine benefits under any Benefit Plan;

(q) to delegate to the appropriate persons, committee, officer, manager or employee of the Corporation such of its duties and responsibilities as it may deem appropriate, including, authority for all routine, normal and administrative actions for each Benefit Plan, and any third party may rely on any certification of delegation issued by the Chairman or the Committee; and

(r) to take all other actions requested or directed by the Board of Directors in the furtherance of the duties and responsibilities delegated hereunder.

6.4 Records of Committee.

(a) Acts and determinations of the Committee shall be duly recorded by its Secretary or under his or her supervision, and all such records (including records necessary to demonstrate compliance with the nondiscrimination requirements of the Code), together with such other documents as may be necessary for the administration of the Plan, shall be maintained by or at the direction of the Secretary of the Corporation or the Committee;

(b) Every person dealing with the Plan shall be entitled to rely conclusively upon any notices, directions, orders, requests, certifications and instructions received from the Committee and signed by a member or a duly designated agent of the Committee reasonably believed to be properly executed, and shall act and be fully protected in acting in accordance therewith.

6.5 Reporting and Disclosure.

The Committee shall maintain the records necessary for the proper operation of the Plan, including individual and group records relating to participants and beneficiaries. To the extent required by law or at the direction of the Committee, such records shall be made available to the Participating Companies and to each participant and beneficiary for examination during normal business hours except that a participant or beneficiary shall examine only such records as pertain exclusively to the examining participant or beneficiary and the Plan.

6.6 Correction of the Plan.

The Committee shall correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan. Determinations made by the Committee shall be final, conclusive and binding on all affected parties.

6.7 Indemnification.

The Corporation shall indemnify each member of the Board of Directors, the Committee, and any other person to whom any fiduciary responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of their fiduciary duties, responsibilities and obligations under the Plan and under ERISA, except for liabilities and claims arising from such fiduciary’s willful misconduct, gross negligence or bad faith. For such purpose, the Corporation may obtain, pay for and keep current a policy or policies of insurance, which insurance, shall not, however, release the Corporation of liability under this provision.

6.8 Interpretation of Plan.

To the extent appropriate and not inconsistent with the intent and terms of this Plan, the terms and provisions of the underlying Defined Benefit Plan or Individual Account Plan shall be applied to the determination of benefits under this Plan.

Section	7 CLAIMS PROCEDURES

7.1 Filing of a claim for benefits.

If a Participant, Beneficiary or other person (the “Claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to the Claimant or which are not being accrued for the Claimant’s benefit, he or she shall file a written claim for such benefit with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Article 7 shall be taken instead by a member of the Committee designated by the Committee.

7.2 Notification to Claimant of decision.

Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the procedure for review of the denial and the time limits applicable thereto, including a statement regarding a Claimant’s right to bring a civil action under ERISA section 502(a).

7.3 Procedure for review.

Within 60 days following receipt by the Claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.

7.4 Decision on review.

The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner. Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall provide the specific reason(s) for the denial and specific references to the pertinent Plan provisions on which the decision is based and provide that the Claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents. The decision of the Committee shall be final and conclusive.

7.5 Action by authorized representative of Claimant.

All actions set forth in this Article 7 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him or her to act in his or her behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

7.6 Effect of Extensions.

In the event that the Plan Administrator or Committee request additional information necessary to determine the claim or appeal from a Claimant, the Claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the Claimant of the request for additional information until the date the Claimant responds to such request or, if earlier, the expiration of the deadline provided by the Plan Administrator or Committee.

Section	8 MISCELLANEOUS

8.1 Assignment.

The benefits payable under this Plan may not be assigned or alienated, except as required by law.

8.2 Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the state of California, to the extent not inconsistent with any applicable provision of ERISA.

8.3 Plan Independent of Employment Relationship.

The establishment and maintenance of the Plan, as well as the eligibility for and payment of benefits thereunder shall not be construed as conferring on any Employee, Covered Individual or Eligible Individual any right to or contract for continued employment or employment for any duration or in any position. The eligibility for or payment of any benefit under this Plan shall not in any way interfere with the rights of either the Corporation or any Employee, Covered Individual or Eligible Individual employed by the Corporation to terminate the employment of such Employee, Covered Individual or Eligible Individual employed by the Corporation at any time, without notice, for any reason or for no reason, except as otherwise required by law.

8.4 Non-Duplication of Benefit.

In the event that the benefit paid to a Covered Individual under a Defined Benefit Plan or to an Eligible Individual under an Individual Account Plan is increased after the benefit under this Plan has been determined or paid, then the amount of benefit paid under this Plan shall be reduced accordingly by offsetting future benefit payments under this Plan or by repayment by the Covered Individual or Eligible Individual. This provision is intended to authorize adjustments to avoid duplication of benefits between this Plan and any other plan of the Corporation.

8.5 Unfunded Plan.

The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any benefits hereunder. The right of a Covered Individual, Eligible Individual, or his Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Covered Individual, Eligible Individual nor any Beneficiary shall have any rights in or against any specific assets of the Corporation. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA. The existence of any trust fund as may be established from time to time is not intended to change this characterization of the Plan.

8.6 Receipt and Release for Payment.

Any payment made from the Plan to or with respect to any Covered Individual, Eligible Individual, or Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Plan and the Corporation with respect to the Plan. The recipient of any payment from the Plan may be required by the Administrator, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Administrator.

8.7 Acceleration of Payment.

Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be accelerated, in accordance with Code Section 409A and the rules and regulations thereunder, including, but not limited to, acceleration in connection with the following:

(a) Acceleration is permitted to make payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Acceleration is permitted to make payments as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c) Acceleration is permitted to make payments of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2) on compensation deferred under the Plan, or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such amount.

(d) Upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A with respect to a Participant and the regulations thereunder, acceleration is permitted to make payments to the Participant not to exceed the amount required to be included in income as a result of any such failure.

8.8 Special Rules for Delayed Payment.

(a) 162(m) Compliance. A payment may be delayed, to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Corporation’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), in accordance with Code Reg. §1.409A-2(b)(7)(i).

(b) Legal Compliance. A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Committee reasonably anticipates that making such payment will not cause such a violation of law. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c) Delay for Specified Employees. If a Participant is a Specified Employee, and payment is made on account of the Participant’s Termination of Employment, no payment is made before a date that is six months after the date of such event unless a later payment date is specified under the Plan. Payments that would have been made during the six-month delay shall be accumulated and paid on the first business day of the seventh month after the date of such event. As permitted under Code Section 409A, this delay shall not apply to any payment under a domestic relations order or for payment of taxes or such other event as may be provided in regulation and guidance issued by the Internal Revenue Service.

(d) Other Delayed Payments. The Committee may direct the delay of any payment upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section	9 PRIOR BENEFITS

9.1 Benefits Prior to Effective Date.

An Employee who terminated employment prior to the Effective Date shall have his or her benefit determined under the provisions of the Plan in effect prior to this Plan restatement. The benefits of Covered Individuals who commenced benefits under the SUPP or who terminated employment with the Corporation prior to January 1, 2005 are provided under the terms of the SUPP prior to January 1, 2005 and are paid under this Plan from and after January 1, 2005. Such benefits are not intended to be required to comply with Section 409A of the Code and the regulations thereunder to the maximum extent possible.

9.2 Protected Benefits.

(a) Benefits payable under Appendix A of the prior plan document shall continue to be payable under this Plan in accordance with the terms of that Appendix A. Such benefits are not intended to be required to comply with Section 409A of the Code and the regulations thereunder to the maximum extent possible.

(b) The Second Amendment to the Plan, dated July 28, 1992 and effective as of January 1, 1992 (“Second Amendment”), did not apply to certain named individuals who were active employees on and after December 20, 2002, as maintained on a list by the Plan Administrator. With respect to such individuals, the provisions of the Plan immediately prior to the Second Amendment (except as clarified to further express the scope and intent of the Plan below) apply. In the event that the employment of such an individual is terminated under the provisions of a written contract with the Corporation pursuant to which such individual is paid a severance amount and for which such contract also provides for additional accrual of benefits under the design of a defined benefit or non-qualified plan as an addition to the severance benefit, the benefit calculated under Section 3 for such individual shall include the amount of severance as if such payment were Compensation as of the individual’s Severance Date under the applicable Defined Benefit Plan. Such benefits are not intended to be required to comply with Section 409A of the Code and the regulations thereunder to the maximum extent possible. To the extent such benefits must comply, the time and form of payment will be the same as otherwise provided under Section 3 and the amount shall be determined by the Committee in accordance with the written contract.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly authorized member of the Del Monte Employee Benefits Sub-Committee as of December 31, 2008.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Senior Vice President,
Chief Human Resources Officer